Exhibit 5.11

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name, included or incorporated by reference in the Registration Statement on Form F-10 filed by Fury Gold Mines Limited with the United States Securities and Exchange Commission, in connection with the report entitled “Technical Report for the Huilacollo Project, Tacna Province, Southern Peru” dated effective September 29, 2017, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of Fury Gold Mines Limited.

Dated: May 10, 2021

By:	/s/ Michael B. Dufresne
Michael B. Dufresne, M.Sc., P.Geol., P.Geo
APEX Geoscience Ltd.